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                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Investment Technology Group, Inc.:

    We consent to incorporation by reference in the registration statements (No. 333-78309, No. 333-42725 and No. 333-26309) on Form S-8 of Investment
Technology Group, Inc. of our report dated January 19, 2000, relating to the consolidated statements of financial condition of Investment Technology
Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Investment Technology Group, Inc.

/s/ KPMG LLP
New York, New York
March 28, 2000